News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

Terex Corporation Announces Credit Agreement Amendment

Westport, CT, May 27, 2009 - Terex Corporation (NYSE:TEX) announced today that it has reached agreement on an amendment to its bank credit facility, with the effectiveness of the amendment being conditional on the successful completion of its previously announced capital markets transactions.

Pursuant to the amendment, Terex would reduce its domestic revolving credit commitments under the credit facility by $150 million, prepay approximately $58 million principal amount of its term loans under the credit facility, and increase the interest rates charged under its credit facility. The amendment would also eliminate certain existing financial covenants dealing with the Company’s consolidated leverage ratio and consolidated fixed charge coverage ratio, and instead require the Company to maintain liquidity of not less than $250 million on the last day of each fiscal quarter through June 30, 2011, and thereafter, maintain a specified senior secured leverage ratio.

Additionally, the amendment provides the Company added flexibility in various restrictive covenants, limits the Company’s ability under certain circumstances to repurchase stock, pay dividends or redeem debt, and requires the Company to provide certain collateral to secure its obligations under the credit facility.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com